Exhibit 99(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 27, 2012 relating to the financial statements of AllianceBernstein Institutional Funds, Inc. - AllianceBernstein Global Real Estate Investment Fund II for the fiscal year ended October 31, 2012, which is incorporated by reference in this Post-Effective Amendment No. 25 to the Registration Statement (Form N-1A No. 333-37177) of AllianceBernstein Institutional Funds, Inc.


                                        /s/ ERNST & YOUNG LLP

New York, New York
January 28, 2013